Exhibit 10.2

FIRST AMENDMENT TO

GASTAR EXPLORATION LTD.

2006 LONG-TERM STOCK INCENTIVE PLAN

WHEREAS, Gastar Exploration Ltd., a corporation governed by the laws of the Province of Alberta (the “Company”), maintains the Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan (the “Plan”);

WHEREAS, the Company also maintains the Stock Option Plan of Gastar Exploration Ltd. (the “Stock Option Plan”);

WHEREAS, the Plan provides for the issuance of up to 5,000,000 shares of common stock of the Company (“Common Stock”) pursuant to awards granted under the Plan;

WHEREAS, as of the date of this First Amendment, 3,460,577 shares of Common Stock remain available for issuance pursuant to awards under the Plan, including shares of Common Stock subject to awards outstanding under the Plan as of the effective date of this First Amendment;

WHEREAS, as of the date of this First Amendment, 16,553,050 shares of Common Stock remain available for issuance pursuant to awards under the Stock Option Plan, including shares of Common Stock subject to awards outstanding under the Stock Option Plan as of the effective date of this First Amendment;

WHEREAS, the Company desires to merge the Stock Option Plan with and into the Plan so that all outstanding equity awards and all future equity awards to be made to Employees and Directors will be under one plan, i.e., the Plan (the “Merger”);

WHEREAS, upon the completion of the Merger, the Stock Option Plan will cease to exist and all shares of Common Stock previously reserved and remaining for issuance under the Stock Option Plan, including any shares of Common Stock subject to stock option awards granted under the Stock Option Plan that remain outstanding on the effective date of this First Amendment, will be transferred to and reserved for issuance under the Plan;

WHEREAS, the Company desires to amend the definition of “Performance Criteria” in the Plan to include a criteria relating to the growth of proved natural gas and oil reserves of the Company;

WHEREAS, pursuant to Section 17 of the Stock Option Plan, the Company, by action of its board of directors or a committee thereof, has the right to amend and terminate the Stock Option Plan; and

WHEREAS, pursuant to Section 16 of the Plan, the Company, by action of its board of directors or a committee thereof, has the right to amend the Plan;

NOW, THEREFORE, effective as of April 1, 2009, the Stock Option Plan is hereby merged into the Plan, which shall be the surviving plan, and the Plan shall be amended as follows, provided that this First Amendment is approved by the shareholders of the Company at the Company’s 2009 Annual Meeting of Shareholders:

1.	The Stock Option Plan is hereby merged with and into the Plan.

2.	Section 2(bb) of the Plan shall be deleted and the following shall be substituted therefore:

“(bb) ‘Performance Criteria’ means (1) earnings; (2) earnings per share; (3) EBITDA (earnings before interest, taxes, depreciation and amortization); (4) EBIT (earnings before interest and taxes); (5) economic profit; (6) cash flow; (7) revenue; (8) revenue growth; (9) sales growth; (10) net profit before tax; (11) gross profit; (12) operating income or profit; (13) return on equity; (14) return on assets; (15) return on capital; (16) changes in working capital; (17) shareholder return; (18) cost reduction; (19) customer satisfaction or growth; (20) employee satisfaction; or (21) proved natural gas and oil reserve growth; and any other performance objective approved by the shareholders of the Company in accordance with Section 162(m) of the Code.”

3.	The first three sentences of Section 4 of the Plan shall be deleted and the following shall be substituted therefore:

“Subject to adjustment pursuant to Section 11(a) hereof, effective as of April 1, 2009, the total number of shares of Common Stock that may be issued pursuant to (i) future Awards granted under the Plan and (ii) Awards outstanding under the Plan on April 1, 2009, including awards granted under the Stock Option Plan of Gastar Exploration Ltd. and outstanding at the time of its merger into the Plan, shall not exceed 20,013,627 common shares. At all times during the term of the Plan, the Company shall reserve and keep available such number of shares of Common Stock as will be required to satisfy the requirements of outstanding Awards under the Plan. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. In addition, effective as of April 1, 2009, shares of Common Stock issued under the Plan and forfeited back to the Plan, shares withheld from (or “netted against”) an Award for payment of the exercise price or purchase price of an Award, and shares withheld from (or “netted against”) an Award for payment of all applicable employer tax withholding obligations associated with an Award shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock which may be issued under the Plan and shall again be available for the grant of an Award under the Plan.”

4.	The second sentence of Section 6 of the Plan shall be deleted and the following shall be substituted therefore:

“Subject to the provisions of Section 11(a), the maximum number of shares of Common Stock that may be subject to Options, Bonus Stock Awards, and Stock Appreciation Rights granted to any one individual during any calendar year may not exceed 1,000,000 shares of Common Stock.”

5.	The following new Section 10(p) shall be added to the Plan:

“(p) Payment for Award. The exercise price or purchase price of an Award, if any, shall be paid in full in the manner prescribed by the Committee in each individual Award Agreement. Notwithstanding any provision of the Plan to the contrary, the Committee may provide in an Award Agreement that a Grantee may elect to have shares of Common Stock withheld from (or “netted against”) the total number of shares of Common Stock otherwise issuable to the Grantee pursuant to the Award in order to satisfy the payment of the exercise or purchase price and/or the employer tax withholding obligations with respect to such Award.”

6.	Except as amended hereby, the Plan shall continue in full force and effect and the Plan and this First Amendment shall be read, taken, and construed as one and the same instrument.

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